FOR IMMEDIATE RELEASE

AMAG PHARMACEUTICALS ANNOUNCES FIRST QUARTER 2019 FINANCIAL RESULTS
AND PROVIDES CORPORATE UPDATE
Achieved record Feraheme revenue growth and more than 50% market share for Makena auto-injector
Completed integration of Perosphere Pharmaceuticals Inc. and progressed ciraparantag clinical program
Reaffirms 2019 financial guidance
Conference call scheduled for 8:00 a.m. ET today

WALTHAM, MA (May 7, 2019) – AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today reported unaudited consolidated financial results for the first quarter ended March 31, 2019 and provided a business update.

Total revenue for the first quarter of 2019 was $75.8 million, compared with $117.4 million in the same period last year. Makena® (hydroxyprogesterone caproate injection) revenues were $31.3 million in the first quarter, compared with $90.0 million in the same period last year. This decline was primarily due to the mid-2018 entry of generic competition to the Makena intramuscular (IM) product, as well as IM supply constraints in the quarter (described below). Feraheme® (ferumoxytol injection) first quarter 2019 revenues increased to a record $40.0 million, or 59%, over the same period last year. Intrarosa® (prasterone) realized significant growth in net price as well as volume growth in the first quarter of 2019, as compared to the prior year period.

The company reported an operating loss of $117.7 million in the first quarter of 2019, compared with an operating loss of $50.8 million in the first quarter of 2018. Included in the loss in the first quarter of 2019 was a $74.9 million accounting impact related to the acquisition of Perosphere Pharmaceuticals Inc., which closed in the quarter. Consistent with its strategic plan and 2019 financial guidance, the company reported negative adjusted EBITDA of $26.6 million in the first quarter of 2019, compared with positive adjusted EBITDA of $30.0 million in the first quarter of 2018.1

“While total Makena revenues in the first quarter were adversely impacted by a number of non-recurring charges, we are encouraged by the strong underlying demand for the subcutaneous auto-injector, and the progress made to replace our previous primary supplier of Makena IM with new inventory from two suppliers this second quarter," said William Heiden, AMAG's president and chief executive officer. "We're also proud of our Feraheme team and the continued growth that product has realized. The significant cash flow from these products helps fund the development of our novel pipeline assets, which we believe are the future value drivers of the company."

"In the first quarter, our development pipeline continued to progress nicely. We are eagerly awaiting a decision on the upcoming PDUFA date for VyleesiTM (bremelanotide) and the mid-year initiation of the Phase 3a clinical studies for ciraparantag," continued Mr. Heiden. “We look forward to discussing more about AMAG’s future at our Analyst Day that will be held on May 22 in New York, which will include panels for AMAG-423, Vyleesi and ciraparantag of key opinion leaders who will provide their expert views on the opportunity for and value of these new product candidates.”

1 See summaries of GAAP to non-GAAP adjustments at the conclusion of this press release.

First Quarter 2019 and Recent Business Highlights:

•	Promoted Tony Casciano to chief commercial officer; Mr. Casciano led the successful launches of the Makena SC auto-injector and the Feraheme broad label

•	Achieved 59% growth in Feraheme net sales year-over-year

•	Makena SC auto-injector achieved 40% volume growth and captured 54% market share of all FDA-approved hydroxyprogesterone caproate prescription volume over the fourth quarter of 2018

•
Improved first quarter 2019 Intrarosa gross-to-net price by more than 30% over the fourth quarter of 2018; successfully combined and cross trained the women's health and maternal health sales forces into one team of approximately 125 sales representatives

•
Acquired Perosphere Pharmaceuticals, including ciraparantag, a development-stage drug candidate to reverse the anticoagulant effects of novel oral anticoagulants (NOACs) and low molecular weight heparin (LMWH)

•	Completed the study and submitted ambulatory blood pressure data to the FDA and continued activities supporting the potential launch of Vyleesi (PDUFA date: June 23, 2019)

•	Data presentations:

–
New and encore data related to Vyleesi for the treatment of hypoactive sexual desire disorder (HSDD) at the International Society for the Study of Women’s Sexual Health (ISSWSH)/International Society for Sexual Medicine (ISSM) joint meeting

–
New data related to Vyleesi for the treatment of HSDD and Feraheme related to iron deficiency anemia (IDA) resulting from abnormal uterine bleeding at the American College of Obstetricians and Gynecologists (ACOG) Annual Clinical and Scientific Meeting

•	Reaffirmed 2019 financial guidance

First Quarter Ended March 31, 2019 (unaudited)
Total revenues for the first quarter of 2019 were $75.8 million, compared with $117.4 million in the first quarter of 2018. First quarter 2019 net product sales of Makena were $31.3 million, which were lower than the $90.0 million reported in the first quarter of 2018, primarily due to the mid-2018 entry of generic competition to the Makena IM product, as well as IM supply constraints. Makena revenues in the first quarter of 2019 were further impacted by a number of gross-to-net charges, including: (i) $3.5 million of failure-to-supply penalties related to a temporary authorized generic (AGx) IM out of stock situation that occurred during the first quarter, (ii) approximately $5.0 million of increased Medicaid rebates related to the IM supply constraints in the quarter and best price implications, and (iii) $6.0 million change in estimate for Medicaid liability for prior period sales of the Makena IM product. The company expects to resolve its Makena IM supply constraints in the second quarter of 2019 and, therefore, believes charges (i) and (ii) described above are non-recurring in nature. During the first quarter of 2019, the company did not record any branded Makena IM revenues, and revenues for the AGx were adversely impacted by IM supply constraints. Sales of the Makena SC auto-injector totaled $37.8 million in the first quarter of 2019, which is net of the $5.0 million additional Medicaid rebates referenced above. Sales of Feraheme and MuGard® increased 59% to $40.1 million in the first quarter of 2019, compared with $25.2 million in the first quarter of 2018. Intrarosa contributed $4.4 million in net sales during the first quarter of 2019, compared with $2.2 million in the same period last year.

Operating expenses, including cost of product sales, were aligned with expectations, totaling $193.5 million in the first quarter of 2019, compared with $168.2 million for the same period in 2018. This increase was primarily due to: (i) the $74.9 million acquired in-process research and development charge related to the acquisition of Perosphere, (ii) a one-time restructuring charge of $7.4 million related to combining the company's women's health and maternal health sales forces, and (iii) higher research and development costs of $7.3 million related to the company's ongoing clinical development programs. These increases in operating expenses were partially off-set by a $45.4 million reduction in cost of product sales, driven primarily by lower intangible amortization expense.

The company reported an operating loss from continuing operations in the first quarter of 2019 of $117.7 million, compared with an operating loss of $50.8 million for the same period last year, largely due to the Perosphere acquisition described above. The company reported a net loss from continuing operations of $122.1 million, or $3.54 loss per basic and diluted share, for the first quarter of 2019, compared with a net loss from continuing operations of $58.1 million, or $1.70 loss per basic and diluted share, for the same period in 2018. The net loss reported during the first quarter on 2019 was favorably impacted by a reduction in interest expense incurred, as compared to the prior year period. This was the result of the company retiring $475 million in high-yield bonds in the third quarter of 2018.

Non-GAAP adjusted EBITDA from continuing operations for the first quarter of 2019 was ($26.6) million, compared with $30.0 million in the first quarter of 2018.

Balance Sheet Highlights
As of March 31, 2019, the company’s cash and investments totaled $266.5 million, and long-term total debt totaled $320.0 million (representing the principal amounts outstanding of the 2022 convertible notes). Cash used during the first quarter of 2019 included: (i) $70.8 million related to the acquisition of Perosphere Pharmaceuticals, (ii) $21.4 million for the repayment of the balance of the company's 2019 Convertible Note, and (iii) $13.7 million for the repurchase of approximately 1.1 million shares of common stock.

Reaffirming 2019 Financial Guidance2
The company reaffirmed the following financial guidance for 2019.

($M)	2019 Financial Guidance
Total revenue	$365 - $415
Operating loss[3]	($206) - ($176)
Adjusted EBITDA	($65) - ($35)

2 See reconciliations of 2019 GAAP to non-GAAP financial guidance at conclusion of this press release.
3 As previously reported, the 2019 operating loss guidance range issued in January 2019 excluded the potential accounting impact for the acquisition of Perosphere, which had not closed at that time. The operating loss guidance range has now been adjusted to incorporate the $74.9 million accounting impact of the Perosphere acquisition, which was recorded in the first quarter of 2019.

"We're pleased with the market uptake of the Makena SC auto-injector, which captured more than 50 percent share of patients treated with FDA-approved hydroxyprogesterone caproate in the first quarter, underscoring continued strong physician demand of this differentiated product and the sustainability of the Makena franchise," said Ted Myles, AMAG’s chief financial officer. "With the expected return of Makena IM supply in the second quarter, continued strong underlying demand for the SC auto-injector, impressive performance from Feraheme, as well as encouraging leading indicators from our Intrarosa direct-to-consumer campaign, we are reiterating our full year guidance for 2019."

Conference Call and Webcast Access
AMAG Pharmaceuticals, Inc. will host a conference call and webcast today at 8:00 a.m. ET to discuss the company's first quarter 2019 financial results, recent business highlights and 2019 outlook.

Dial-in Number
U.S./Canada dial-in number: (877) 412-6083
International dial-in number: (702) 495-1202
Conference ID: 6850648

Replay dial-in number: (855) 859-2056
Replay International dial-in number: (404) 537-3406
Conference ID: 6850648

A telephone replay will be available from approximately 11:00 a.m. ET on May 7, 2019 through midnight on May 14, 2019. The webcast with slides will be accessible through the Investors section of AMAG’s website at www.amagpharma.com. A replay of the webcast will be archived on the website for 30 days.

Use of Non-GAAP Financial Measures
AMAG has presented certain non-GAAP financial measures, including non-GAAP costs and expenses and non-GAAP adjusted EBITDA (earnings before income taxes, depreciation and amortization). These non-GAAP financial measures exclude certain amounts, expenses or income, from the corresponding financial measures determined in accordance with accounting principles generally accepted in the U.S. (GAAP). Management believes this non-GAAP information is useful for investors, taken in conjunction with AMAG’s GAAP financial statements, because it provides greater transparency regarding AMAG’s operating performance. Management uses these measures, among other factors, to assess and analyze operational results and trends and to make financial and operational decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of AMAG’s operating results as reported under GAAP, not as a substitute for GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. The determination of the amounts that are excluded from non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts. Reconciliations between these non-GAAP financial measures and the most comparable GAAP financial measures are included in the tables accompanying this press release after the unaudited condensed consolidated financial statements.

About AMAG
AMAG is a pharmaceutical company focused on bringing innovative products to patients with unmet medical needs. The company does this by leveraging our development and commercial expertise to invest in and grow its pharmaceutical products across a range of therapeutic areas, including women’s health. For additional company information, please visit www.amagpharma.com.

APPROVED PRODUCTS
About Feraheme® (ferumoxytol injection)
Feraheme received marketing approval from the U.S. Food and Drug Administration (FDA) in June 2009 for the treatment of iron deficiency anemia (IDA) in adult patients with chronic kidney disease (CKD). In February 2018, the FDA approved the supplemental New Drug Application (NDA) to expand the label beyond the CKD indication to include all eligible adult IDA patients who have intolerance to oral iron or have had unsatisfactory response to oral iron in addition to patients who have CKD.

Fatal and serious hypersensitivity reactions including anaphylaxis have occurred in patients receiving Feraheme. Initial symptoms may include hypotension, syncope, unresponsiveness, cardiac/cardiorespiratory arrest. Hypersensitivity reactions have occurred in patients in whom a previous Feraheme dose was tolerated. Patients with a history of multiple drug allergies may have a greater risk of anaphylaxis with parenteral iron products.

Feraheme is contraindicated in patients with known hypersensitivity to Feraheme or any of its components, or a history of allergic reaction to any intravenous iron product. Feraheme may cause clinically significant hypotension. Excessive therapy with parenteral iron can lead to excess storage of iron and possible hemosiderosis. Administration of Feraheme may transiently affect the diagnostic ability of magnetic resonance imaging. The most common adverse reactions (≥ 2%) are diarrhea, headache, nausea, dizziness, hypotension, constipation, and peripheral edema.

Feraheme is protected in the U.S. by seven issued patents covering the composition and dosage form of the product, the last of which expires in June 2023. Certain of these patents are the subject of a settlement agreement with Sandoz Inc.

For additional product information, including full prescribing information and the Boxed Warning, please visit www.feraheme.com.

About Makena® (hydroxyprogesterone caproate injection)
Makena is a progestin indicated to reduce the risk of preterm birth in women pregnant with a single baby who have a history of singleton spontaneous preterm birth. Makena was approved by the FDA in February 2011 and was granted orphan drug exclusivity through February 3, 2018. In February of 2018, AMAG introduced the prefilled Makena auto-injector containing a short, thin, non-visible needle for subcutaneous use, offering patients and providers a new administration option.

Makena has certain limitations of use. While there are many risk factors for preterm birth, safety and efficacy of Makena has been demonstrated only in women with a prior spontaneous singleton preterm birth. It is not intended for use in women with multiple gestations or other risk factors for preterm birth.

A multicenter, randomized, double-blind, vehicle (placebo)-controlled clinical trial (the Meis trial), which served as the basis for the FDA’s approval of Makena, demonstrated a statistically significant and clinically relevant reduction in the rate of preterm birth at 37 weeks in the Makena arm (36.3%) compared to the placebo arm (54.9%). There are no controlled trials demonstrating a direct clinical benefit, such as improvement in neonatal mortality and morbidity.

Makena should not be used in women with any of the following conditions: blood clots or other blood clotting problems, breast cancer or other hormone-sensitive cancers, or history of these conditions; unusual vaginal bleeding not related to the current pregnancy, yellowing of the skin due to liver problems during pregnancy, liver problems, including liver tumors, or uncontrolled high blood pressure. Before patients receive Makena, they should tell their healthcare provider if they have an allergy to hydroxyprogesterone caproate, castor oil, or any of the other ingredients in Makena; diabetes or prediabetes, epilepsy, migraine headaches, asthma, heart problems, kidney problems, depression, or high blood pressure.

In one clinical study, certain complications or events associated with pregnancy occurred more often in women who received Makena. These included miscarriage (pregnancy loss before 20 weeks of pregnancy), stillbirth (fetal death occurring during or after the 20th week of pregnancy), hospital admission for preterm labor, preeclampsia (high blood pressure and too much protein in the urine), gestational hypertension (high blood pressure caused by pregnancy), gestational diabetes, and oligohydramnios (low amniotic fluid levels). Makena may cause serious side effects including blood clots, allergic reactions, depression, and yellowing of the skin and the whites of the eyes. The most common side effect reported with the Makena auto-injector use (and higher than with the Makena intramuscular injection) was injection site pain.

AMAG developed the Makena auto-injector with its device partner Antares Pharma, Inc., which holds issued patents on the auto-injector device and drug-device combination, the last of which expires in 2034. AMAG also holds a U.S. patent directed to subcutaneous administration and dosing of the Makena auto-injector product, which expires in 2036.

For additional product information, including full prescribing information, please visit www.makena.com.

About Intrarosa® (prasterone) vaginal inserts
Intrarosa is the only vaginal non-estrogen treatment indicated for the treatment of moderate to severe dyspareunia, a symptom of vulvar and vaginal atrophy, due to menopause. Intrarosa contains prasterone, a synthetic form of dehydroepiandrosterone (DHEA), which is an inactive endogenous sex steroid. Prasterone is converted by enzymes in the body into androgens and estrogens. Intrarosa’s mechanism of action is not fully established.

In clinical studies, Intrarosa demonstrated efficacy by reducing pain during intercourse (dyspareunia), as well as improvement in the percentage of superficial cells and parabasal cells, and vaginal pH. Estrogen is a metabolite of prasterone. Use of exogenous estrogen is contraindicated in women with a known or suspected history of breast cancer. Intrarosa has not been studied in women with a history of breast cancer.

In clinical studies, vaginal discharge and abnormal Pap smears were the most common adverse reactions (≥ 2%). Intrarosa is contraindicated in women with undiagnosed abnormal genital bleeding.

Intrarosa is protected by a number of U.S. patents and applications that are owned by Endoceutics, Inc. One issued patent includes drug product claims with a term that expires in 2031. Two additional issued patents include method of use claims and pharmaceutical dosage form claims with terms that expire in 2028.

For additional product information, including full prescribing information, please visit www.intrarosa.com.

PRODUCTS IN DEVELOPMENT
About VyleesiTM (bremelanotide)
Vyleesi, an investigational product candidate, is being developed for the treatment of hypoactive sexual desire disorder (HSDD) in pre-menopausal women. Vyleesi is designed to be used in anticipation of a sexual encounter, and is thought to possess a novel mechanism of action that impacts the excitatory neural pathways in the brain to restore sexual desire.

Vyleesi has been studied in more than 30 clinical trials with over 2,500 women. AMAG’s NDA to the FDA was supported by clinical data from two large double-blind placebo-controlled Phase 3 studies in which Vyleesi met the pre-specified co-primary efficacy endpoints of improvement in desire and decrease in distress associated with low sexual desire as measured by validated patient-reported outcomes. Women in the trials had the option, after completion of the trial, to continue in an open-label safety extension study for an additional 12 months. Nearly 80% of patients elected to remain in the open-label portion of the study, and all of these patients received Vyleesi.

The most common adverse events were nausea, flushing, injection site reactions and headache. The majority of events were reported to be transient and mild-to-moderate in intensity. Vyleesi has no known alcohol interactions.

Vyleesi is protected by a number of U.S. and foreign patents and applications that are owned by Palatin Technologies, Inc. Certain of the patents include claims directed to the Vyleesi drug composition and methods of use thereof with terms expiring in 2020, and other patents include claims directed to methods of treating female sexual dysfunction by subcutaneous administration of compositions that include Vyleesi with terms expiring in 2033.

About AMAG-423 (Digoxin Immune Fab (ovine))
AMAG-423 is a polyclonal antibody in development for the treatment of severe preeclampsia in pregnant women and has been granted both orphan drug and fast-track review designations by the FDA. There are currently no FDA-approved treatment options for severe preeclampsia, a leading cause of maternal and neonatal mortality.

Elevated levels of endogenous digitalis-like factors (EDLFs) have been found in the placental and maternal circulation of the majority of patients with preeclampsia, and the degree of elevation has been correlated with severity of changes in creatinine clearance (a measure of kidney function). AMAG-423 is thought to bind to EDLFs, causing a decrease in EDLF activity and thereby increasing their elimination.

The Digibind Efficacy Evaluation in Preeclampsia (DEEP) trial, a placebo-controlled Phase 2 proof-of-concept study in 51 pregnant women with severe preeclampsia, was suggestive of clinical benefit in both mothers and their babies. In the DEEP Trial, the most frequent adverse events were nausea, vomiting, gastroenteritis and hypotension.

AMAG is currently conducting a Phase 2b/3a clinical study, which is expected to enroll approximately 200 antepartum women with severe preeclampsia between 23 and 32 weeks gestation in a multi-center, randomized, double-blind, placebo-controlled, parallel-group study.

AMAG-423 is protected in the U.S. by four patents covering methods of using AMAG-423 to treat women exhibiting symptoms of preeclampsia or eclampsia, each of which expires in November 2022. AMAG-423 has been granted orphan drug designation by the FDA and, if approved, would expect to receive seven years of marketing exclusivity.

Another company is currently marketing Digoxin Immune Fab (ovine), an FDA-approved treatment for patients with life-threatening or potentially life-threatening digoxin toxicity or overdose, which is being sold in a different dosage than our currently expected dosage of AMAG-423.

About Ciraparantag
Ciraparantag is being investigated for patients treated with novel oral anticoagulants (NOACs) or low molecular weight heparin (LMWH) when reversal of the anticoagulant effect of these products is needed for emergency surgery, urgent procedures or due to life-threatening or uncontrolled bleeding. It is believed that ciraparantag exerts its effects by binding to and blocking the effects of NOACs such as Xarelto® (rivaroxaban), Eliquis® (apixaban) and Savaysa® (edoxaban), as well as to the LMWH Lovenox® (enoxaparin sodium injection), which in turn reestablishes normal clot formation.

AMAG plans to work with the FDA to confirm the design of the Phase 3 program, which is expected to include Phase 3 trials in healthy volunteers followed by a Phase 3b/4 trial in patients.

Ciraparantag has been well tolerated in clinical trials. To date, the most common adverse events related to ciraparantag have been mild transient sensations of coolness, warmth or tingling, skin flushing, and alterations in taste.

Ciraparantag has been granted Fast Track review designation by the FDA and has patent protection through 2034.

Forward-Looking Statements
This press release contains forward-looking information about AMAG Pharmaceuticals, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, beliefs about the underlying demand for the subcutaneous auto-injector, the status of the Makena IM supply outage, the Company’s progress to replace its previous primary Makena IM supplier and expectations that the Makena supply outage will be remediated in the second quarter; beliefs about novel pipeline assets being the future value drivers of the company; expectations as to the timing of FDA approval for Vyleesi; expectations as to the timing of the Phase 3a clinical studies for ciraparantag; AMAG’s accomplishments and first quarter financial results, including the market share captured by AMAG’s products and such products’ performance; beliefs about physician support of the SC auto-injector and sustainability of the Makena franchise; expectations regarding Feraheme’s future performance; beliefs about the Intrarosa direct-to-consumer campaign; plans to continue to invest in AMAG’s products and product candidates; and expectations regarding AMAG's financial guidance, including revenues, operating loss, and non-GAAP adjusted EBITDA are based on management’s current expectations and beliefs and are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, the risk that sales of branded and generic formulations of Makena will continue to be negatively impacted by the supply disruption and recent and future generic entries in the market, including if the supply disruption is not remediated on the expected timeline, or at all; the risk that the FDA will not approve new suppliers for the Makena IM product in a timely manner, or at all, and, even if approved, the risk that any such newly approved supplier will encounter similar supply disruptions or that

AMAG will otherwise be unable to meet demand for its products; the risk that the Makena brand will incur reputational harm as result of the supply outage or recently disclosed study results, which could harm AMAG’s ability to retain or regain market share and could further negatively impact sales; as well as those risks identified in AMAG’s filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent filings with the SEC, which are available at the SEC’s website at www.sec.gov. Any such risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals®, the "A" logo, and "Feraheme® are registered trademarks of AMAG Pharmaceuticals, Inc. VyleesiTM is a trademark of AMAG Pharmaceuticals, Inc. Makena® is a registered trademark of AMAG Pharma USA, Inc. Intrarosa® is a registered trademark of Endoceutics, Inc. Other trademarks referenced in this report are the property of their respective owners

– Tables Follow –

AMAG Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands, except for per share data)

	Three Months Ended March 31,
	2019	2018
Revenues:
Makena	$31,257	$89,983
Feraheme/MuGard	40,058	25,200
Intrarosa	4,414	2,165
Other revenues	75	39
Total revenues	75,804	117,387
Operating costs and expenses:
Cost of product sales	18,477	63,912
Research and development expenses	18,066	10,809
Acquired in-process research and development	74,856	20,000
Selling, general and administrative expenses	74,682	73,431
Restructuring expenses	7,420	—
Total costs and expenses	193,501	168,152
Operating loss	(117,697)	(50,765)

Other income (expense):
Interest expense	(6,450)	(15,977)
Interest and dividend income	1,586	643
Other income	340	—
Total other expense, net	(4,524)	(15,334)
Loss from continuing operations before income taxes	(122,221)	(66,099)
Income tax benefit	(137)	(8,000)
Net loss from continuing operations	$(122,084)	$(58,099)

Discontinued Operations:
Income from discontinued operations	$—	$5,878
Income tax expense	—	2,021
Net income from discontinued operations	$—	$3,857

Net loss	$(122,084)	$(54,242)

Basic and diluted net income (loss) per share:
Loss from continuing operations	$(3.54)	$(1.70)
Income from discontinued operations	—	0.11
Basic and diluted net loss per share	$(3.54)	$(1.59)

Weighted average shares outstanding used to compute net income (loss) per share (basic and diluted)	34,469	34,162

AMAG Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$137,917	$253,256
Marketable securities	128,593	140,915
Accounts receivable, net	83,334	75,347
Inventories	29,664	26,691
Prepaid and other current assets	40,567	18,961
Note receivable	—	10,000
Total current assets	420,075	525,170
Property and equipment, net	8,995	7,521
Goodwill	422,513	422,513
Intangible assets, net	213,090	217,033
Operating lease right-of-use asset	7,024	—
Deferred tax assets	630	1,260
Restricted cash	495	495
Other long-term assets	29	1,467
Total assets	$1,072,851	$1,175,459
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,535	$14,487
Accrued expenses	155,687	129,537
Current portion of convertible notes, net	—	21,276
Current portion of operating lease liability	3,529	—
Current portion of deferred revenue	2,112	—
Current portion of acquisition-related contingent consideration	118	144
Total current liabilities	182,981	165,444
Long-term liabilities:
Convertible notes, net	265,576	261,933
Long-term operating lease liability	4,328	—
Long-term deferred revenue	4,288	—
Long-term acquisition-related contingent consideration	218	215
Other long-term liabilities	741	1,212
Total liabilities	458,132	428,804
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 2,000,000 shares authorized; none issued	—	—
Common stock, par value $0.01 per share, 117,500,000 shares authorized; 33,746,828 and 34,606,760 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	337	346
Additional paid-in capital	1,282,284	1,292,736
Accumulated other comprehensive loss	(3,376)	(3,985)
Accumulated deficit	(664,526)	(542,442)
Total stockholders’ equity	614,719	746,655
Total liabilities and stockholders’ equity	$1,072,851	$1,175,459

AMAG Pharmaceuticals, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, amounts in thousands)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(122,084)	$(54,242)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,375	59,485
Provision for bad debt expense	(16)	463
Amortization of premium/discount on purchased securities	(27)	67
Non-cash equity-based compensation expense	4,873	5,533
Amortization of debt discount and debt issuance costs	3,783	3,880
Change in fair value of contingent consideration	(6)	626
Deferred income taxes	458	(6,643)
Changes in operating assets and liabilities:
Accounts receivable, net	(7,971)	3,093
Inventories	(2,973)	3,534
Prepaid and other current assets	(21,606)	(3,720)
Accounts payable and accrued expenses	33,087	30,374
Deferred revenues	6,400	3,027
Other assets and liabilities	1,799	215
Net cash (used in) provided by operating activities	(99,908)	45,692
Cash flows from investing activities:
Proceeds from sales or maturities of marketable securities	27,945	18,225
Purchase of marketable securities	(14,815)	(21,102)
Settlement of note receivable	10,000	—
Capital expenditures	(1,794)	(923)
Net cash provided by (used in) investing activities	21,336	(3,800)
Cash flows from financing activities:
Payments to settle convertible notes	(21,417)	—
Payments of contingent consideration	(17)	(44)
Payments for repurchases of common stock	(13,730)	—
Proceeds from the exercise of common stock options	33	123
Payments of employee tax withholding related to equity-based compensation	(1,636)	(2,348)
Net cash used in financing activities	(36,767)	(2,269)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(115,339)	39,623
Cash, cash equivalents, and restricted cash at beginning of the period	253,751	192,770
Cash, cash equivalents, and restricted cash at end of the period	$138,412	$232,393
Supplemental data for cash flow information:
Cash paid for taxes	$78	$136
Cash paid for interest	$267	$18,971

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Three Months Ended March 31, 2019
(Unaudited, amounts in thousands)

	Revenue	Cost of product sales	Research & development	Selling, general & administrative	Acquired IPR&D	Restructuring	Operating Income / Adjusted EBITDA
GAAP	$75,804	$18,477	$18,066	$74,682	$74,856	$7,420	$(117,697)
Depreciation and intangible asset amortization	—	(3,943)	(8)	(424)	—	—
Stock-based compensation	—	(202)	(680)	(3,325)	—	—
Acquisition-related costs	—	—	—	(270)	—	—
Restructuring	—	—	—	—	—	(7,420)
Acquired IPR&D	—	—	—	—	(74,856)
Non-GAAP Adjusted	$75,804	$14,332	$17,378	$70,663	$—	$—	$(26,569)

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Three Months Ended March 31, 2018
(Unaudited, amounts in thousands)

	Revenue	Cost of product sales	Research & development	Selling, general & administrative	Acquired IPR&D	Operating Income / Adjusted EBITDA
GAAP	$117,387	$63,912	$10,809	$73,431	$20,000	$(50,765)
Depreciation and intangible asset amortization	—	(52,364)	—	(759)	—
Non-cash inventory step-up adjustments	—	(2,223)	—	—	—
Stock-based compensation	—	(200)	(720)	(3,870)	—
Adjustments to contingent consideration	—	—	—	(626)	—
Acquired IPR&D	—	—	—	—	(20,000)
Non-GAAP Adjusted	$117,387	$9,125	$10,089	$68,176	$—	$29,997

AMAG Pharmaceuticals, Inc.
Reconciliation of GAAP to Non-GAAP 2019 Financial Guidance
(Unaudited, amounts in millions)

2019 Financial Guidance
Operating loss[3]	($206) - ($176)
Depreciation & intangible asset amortization	36
Stock-based compensation	22
Non-cash inventory step up and adjustments to contingent consideration	1
Acquired IPR&D	75
Restructuring	7
Non-GAAP adjusted EBITDA	($65) - ($35)

AMAG Pharmaceuticals, Inc.
Share Count Reconciliation
(Unaudited, amounts in millions)

	Three Months Ended March 31,
	2019		2018
Weighted average basic shares outstanding	34.5		34.2
Employee equity incentive awards	—	[4]	—	[4]
GAAP diluted shares outstanding	34.5		34.2
Employee equity incentive awards	0.2	[5]	0.2	[5]
Non-GAAP diluted shares outstanding	34.7		34.4

4 Employee equity incentive awards would be anti-dilutive in this period.
5 Reflects the non-GAAP dilutive impact of employee equity incentive awards.

CONTACT:
AMAG Pharmaceuticals, Inc.
Linda Lennox
Vice President, Investor Relations
O: 617-498-2846
M: 908-627-3424